UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 6, 2017
JETBLUE AIRWAYS CORPORATION
(Exact name of registrant as specified in its charter)
Delaware
(State or Other Jurisdiction of Incorporation)

000-49728 (Commission File Number)	87-0617894 (I.R.S. Employer Identification No.)

27-01 Queens Plaza North, Long Island City, New York (Address of principal executive offices)	11101 (Zip Code)
(718) 286-7900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.    Regulation FD Disclosure.

As previously announced by JetBlue Airways Corporation (the “Company”), on December 7, 2016, the Board of Directors of the Company approved certain changes to our previously announced share buyback program which authorizes the Company to repurchase up to $500 million worth of shares from January 1, 2016 through December 31, 2019.

On March 6, 2017, the Company entered into an agreement (the “ASR Agreement”) with Barclays Bank PLC (“Barclays”), to implement an accelerated share repurchase program (the “ASR Program”).  Under the ASR Agreement, on March 7, 2017, the Company will pay $100 million to Barclays and will initially receive approximately 4.1 million shares based on the closing share price on March 6, 2017. The total number of shares to ultimately be purchased by the Company pursuant to the ASR Program will generally be based on the average of the daily Rule 10b-18 volume weighted average prices of the Company’s common stock during the term of the ASR Program, less a discount.

Upon final settlement of the ASR Agreement, the Company may be entitled to receive additional shares of the Company’s common stock from Barclays or, under certain circumstances specified in the ASR Agreement, the Company may be required to deliver shares or make a cash payment, at its option, to Barclays. The ASR Program is expected to be completed by the end of the second quarter of 2017 and will be funded with cash on hand. After executing this ASR Program, the Company will have approximately $280 million of repurchase authority remaining.

The information contained in this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JETBLUE AIRWAYS CORPORATION (Registrant)

Date: March 6, 2017	By:	/s/ Alexander Chatkewitz
Alexander Chatkewitz Vice President, Controller and Chief Accounting Officer (principal accounting officer)